Exhibit 10.3

September 28, 2018

Mr. Max Downing

Re: Termination of Employment by Lattice Semiconductor Corporation
Dear Max:

The purpose of this letter is to confirm the discussion between Mr. Mark Jensen, Ms. Gloria Zabel and you on August 27, 2018, and to provide you more formal notice that, pursuant to Section 5(b) of the Employment Agreement by and between Lattice Semiconductor Corporation (the “Company”) and you, dated as of October 18, 2017 (the “Employment Agreement”), the Company intends to terminate your employment as Corporate Vice President, Chief Financial Officer, on or before the date of the filing of the Company’s annual report on form 10-K, anticipated on or about February 28, 2019. This will be an Involuntary Termination within the meaning of the Employment Agreement. Subject to your execution and non-revocation of a release, substantially in the form of the Separation Agreement and General Release that we will provide and review with you, you will be entitled to the benefits set forth in Section 6 of your Employment Agreement and more particularly described in the Separation Agreement and General Release.

In addition to those benefits, Mr. Jensen indicated to you that the Company is prepared to provide you a supplemental separation benefit as follows:

•	For each month of service commencing September 1, 2017, you will receive an extra month of salary ($25,833 per month) payable at your termination, subject to the following conditions:

◦	You must enter into and not revoke the aforementioned release;

◦	The 10-K must be timely filed and the prior period material weakness must be mitigated and no new material weakness identified;

◦	You must fulfill the duties of your position and support the transition to the new CFO;

◦
The Company reserves the right to place you on paid leave in the event it determines your services are not required to and until February 28, 2019 but you will receive the entirety of your benefits through that date;

◦
Should you elect to terminate your employment prior to February 28, 2019 and provide the Company 30 days’ prior notice in advance of the termination date you will receive your Employment Agreement separation benefits but the supplemental benefit will be pro rated based on the actual time you provided service; and

◦
Should you elect to terminate your employment prior to February 28, 2019 and fail to provide the Company 30 days’ prior notice in advance of the termination date you will not receive the supplemental benefit.

Sincerely,
LATTICE SEMICONDUCTOR CORPORATION

/s/ Byron W. Milstead

Byron W. Milstead
Corp. Vice President and General Counsel

111 SW 5th Avenue, Suite 700 Portland, Oregon 97204-1818 T: +1.503.268.8000 F: +1.503.268.8347 www.latticesemi.com